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                                 Exhibit 12.1

                           Brill Media Company, LLC
                      Ratio of Earnings to Fixed Charges
                                   ($000s)

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                                                                    Historical                                     Pro Forma
                                     --------------------------------------------------------------------  ------------------------
                                                                                    Six Months Six Months      Year      Six Months
                                                                                      Ended      Ended        Ended        Ended
                                             Year Ended February 28 or 29,          August 31, August 31,  February 28,  August 31,
                                       1993     1994     1995      1996      1997      1996       1997        1997          1997
                                     --------  ------  --------  --------  -------- ---------- ----------  ------------  ----------
Earnings
  Income (loss) before income taxes
    and extraordinary item.......... $(2,863)  $  952  $(3,753)  $(5,186)  $(2,486)  $ (403)    $(1,464)    $(8,048)      $(3,471)

  Fixed charges.....................   4,523    4,682    5,882     7,200     7,514    3,729       4,032      12,633         6,327
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------
                                     $ 1,660   $5,634   $2,129    $2,014   $ 5,028   $3,326     $ 2,568     $ 4,585       $ 2,856
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------

Fixed Charges
  Interest expense.................. $ 4,351   $4,466  $ 5,636   $ 6,633   $ 6,943   $3,342     $ 3,698     $11,996       $ 6,001

  Portion of rent expense
    representative of interest......      39       37       40        70        82       43          51          82            51

  Amortization of deferred
    financing costs.................     133      179      206       497       489      344         283         555           275
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------
                                     $ 4,523   $4,682  $ 5,882   $ 7,200   $ 7,514   $3,729     $ 4,032     $12,633       $ 6,327
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------

Ratio of earnings to fixed charges..   --        1.20     --        --        --       --          --          --            --
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------
                                     -------   ------  -------   -------   -------   ------     -------     -------       -------

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